Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Larry J. Goddard
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE FIRST QUARTER
ENDED MARCH 31, 2010

Tontitown, Arkansas, April 27, 2010......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net loss of $315,444 or diluted and basic loss per share of $0.03 for the quarter ended March 31, 2010. These results compare to net loss of $3,345,928 or diluted and basic loss per share of $0.36 for the quarter ended March 31, 2009. Operating revenues were $81,846,822 for the first quarter of 2010 compared to $65,818,035 for the first quarter of 2009.

Daniel H. Cushman, President of the Company, commented, “The first quarter of 2010 exceeded our expectations. While we are optimistic that we are doing the necessary things to regain profitability, we really hadn’t anticipated being as close to profitability as we were at the end the first quarter. With the consolidation of all business operations under P.A.M. Transport, we have incurred costs due to this consolidation that are included in the first quarter results. We also expect there will be further costs incurred in the second quarter due to these changes.

The benefits to date have been achieved sooner than anticipated. At a time when many publicly held truckload carriers are reporting flat to single digit percent revenue growth, excluding fuel surcharges, our truckload revenue was up over 16%. This is a result of a structured sales and marketing effort focusing on our core competencies which are Expedited, Dedicated, Regional and Long-haul Services provided within our Mexico, Automotive and Supply Chain Solution Services Divisions. We brought on new business with new customers at unprecedented levels. Twenty percent of our current top one hundred customers are customers we did not do business with last year.

Our utilization was up 21% over the same period last year. Our empty miles were down 1.67% over the same period last year. Our revenue per tractor per day was up 18% over the same period last year. Our empty miles were low at 6.44%. Although that is normally a very good thing you have to look deeper as to why our empty miles were so low. They were low because of significant round trip business related to the automotive sector. Traditionally, this business has also been lower rated business. Our rate per mile is below industry averages. In the past few months we have increased our understanding of our customers, our freight lanes and our rates. As a result of being a strong automotive carrier for years we have established ourselves as a very strong expedited carrier. There aren’t many other customers stronger in expressing their need for time definite service than the automotive segment. We have found this service to be very marketable to customers that pay rates above what we have experienced in the past and are beginning to benefit from that in terms of new business and rates.

Our ability to generate new business with new customers in the first quarter as a result of rebranding is validation of that decision. Our ability to increase utilization as a result of new and better business is validation that our investment in enhanced Sales, Marketing and Pricing team was the right decision. Getting back close to breakeven is validation to our customers and employees that we are focused on a strategic plan that will benefit us all.

As always, thanks to our customers and our employees for their support and hard work.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter Ended March 31,
	2010	2009

Revenue, before fuel surcharge	$70,358,934	$60,269,582
Fuel surcharge	11,487,888	5,548,453
	81,846,822	65,818,035

Operating expenses and costs:
Salaries, wages and benefits	26,995,848	24,073,049
Fuel expense	24,299,382	14,922,834
Operating supplies and expenses	6,963,445	6,402,156
Rent and purchased transportation	11,036,981	9,075,831
Depreciation	6,536,027	8,810,303
Operating taxes and licenses	1,048,366	1,293,859
Insurance and claims	3,238,567	3,042,208
Communications and utilities	705,336	698,138
Other	1,054,275	1,157,584
Gain on disposition of equipment	(1,678)	(43,249)
Total operating expenses and costs	81,876,549	69,432,713

Operating loss	(29,727)	(3,614,678)

Interest expense	(498,343)	(663,654)
Non-operating income (expense)	6,934	(866,874)

Loss before income taxes	(521,136)	(5,145,206)
Income tax benefit	(205,692)	(1,799,278)

Net loss	$(315,444)	$(3,345,928)

Diluted loss per share	$(0.03)	$(0.36)

Average shares outstanding – Diluted	9,418,640	9,410,384

	Quarter Ended March 31,
Truckload Operations	2010	2009

Total miles	48,705,081	40,578,344
Operating ratio*	100.49%	107.61%
Empty miles factor	6.44%	8.11%
Revenue per total mile, before fuel surcharge	$1.23	$1.27
Total loads	72,384	64,946
Revenue per truck per work day	$543	$462
Revenue per truck per week	$2,715	$2,310
Average company trucks	1,721	1,744
Average owner operator trucks	32	33

Logistics Operations
Total revenue	$10,378,122	$8,619,988
Operating ratio	97.48%	96.31%

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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.